UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of: Integra Bank, National Association Evansville, Indiana	) ) ) ) )	AA-EC-10-82

CAPITAL DIRECTIVE

WHEREAS, Integra Bank, National Association, Evansville, Indiana (“Bank”) is a national bank subject to the provisions of 12 U.S.C. § 3907 and 12 C.F.R. Part 3; and
WHEREAS, the Office of the Comptroller of the Currency (“OCC”) is authorized, pursuant to 12 U.S.C. § 3907 and 12 C.F.R. Part 3, to require a national bank, including the Bank, to achieve and maintain capital at or above minimum ratios established for a national bank, which the OCC, in its discretion, deems to be necessary or appropriate in light of the particular circumstances of the national bank; and
WHEREAS, 12 U.S.C. § 3907(b)(2)(A) and 12 C.F.R. Part 3, Subpart E provide for the OCC’s issuance of a directive to a national bank that fails to maintain capital at or above the ratios established for the bank; and
WHEREAS, on August 10, 2009, the OCC established an individual minimum capital ratio (“IMCR”) for the Bank; and
WHEREAS, the Bank is not in compliance with the requirements of the IMCR; and

WHEREAS, on May 17, 2010,  the OCC issued a Notice of Intent to Issue a Capital Directive (“Notice of Intent”) to the Bank pursuant to 12 U.S.C. § 3907 and 12 C.F.R. Part 3; and
WHEREAS, on June 16, 2010, the Bank submitted a written response not objecting to the capital ratios set forth in the Notice of Intent; and
WHEREAS, after giving full consideration to the Bank’s response, the OCC has determined that, due to the particular circumstances present at the Bank, it is necessary to issue a Capital Directive requiring the Bank to achieve and maintain capital at or above certain minimum ratios set forth herein;
NOW THEREFORE, pursuant to 12 U.S.C. § 3907 and 12 C.F.R. Part 3, the OCC directs the Bank and its Board of Directors (“Board”) to do the following:

ARTICLE I

HIGHER CAPITAL MINIMUMS

(1)           Within ninety (90) days of issuance of the Capital Directive, the Bank shall achieve and thereafter maintain the following minimum capital ratios (as defined in 12 C.F.R. Part 3):1
(a)	Total risk-based capital at least equal to eleven and one half percent (11.5%) of risk-weighted assets;
(b)	Tier 1 capital at least equal to eight percent (8%) of adjusted total assets.[2]

1 The requirement in this Capital Directive to meet and maintain a specific capital level means that the Bank may not be deemed to be "well capitalized" for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

2 Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total assets figure required to be computed for and stated in the Bank’s most recent quarterly Consolidated Report of Condition and Income minus end-of-quarter intangible assets, deferred tax assets, and credit-enhancing interest-only strips, that are deducted from Tier 1 capital, and minus nonfinancial equity invesmtments for which a Tier 1 capital deduction is required pursuant to section 2(c)(5) of appendix A of 12 C.F.R. Part 3

ARTICLE II

CAPITAL PLAN

(1)           Within thirty (30) days of issuance of the Capital Directive, the Bank shall submit to the Director of Special Supervision (“Director”) an acceptable written Capital Plan, covering at least a three-year period.  An acceptable Capital Plan must describe the means and the time schedule by which the Bank will achieve the capital ratios required in Article I.  The Capital Plan will not be deemed acceptable unless the plan is based on realistic assumptions and is likely to succeed in restoring the Bank’s capital; and would not appreciably increase the risk to which the Bank is exposed.
(2)           The Capital Plan shall include:
(a)	specific plans for the achievement and maintenance of adequate capital, which may in no event be less than the requirements in Article I;
(b)	projections for growth and capital requirements, based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)	projections of the sources and timing of additional capital to meet the Bank's current and future needs;
(d)	identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank's current and future needs; and
(e)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (2)(d) of this Article not be available.

(3)           An acceptable Capital Plan shall include an accurate analysis of the Bank’s current condition and a realistic analysis of the Bank’s future prospects.  The Capital Plan should fully document the results of that analysis.  Elements of an accurate and realistic analysis of the Bank’s current condition and future prospects should include:
(a)	current and pro forma balance sheets;
(b)	current and long-term budgets;
(c)	a strategic plan for the Bank;
(d)	the market analysis used to derive the appropriate means to raise capital;
(e)	detailed assumptions used in the analysis; and
(f)	any other relevant information.
(4)           If the Board's Capital Plan includes a sale or merger of the Bank, the Capital Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed.
(5)           The Bank may pay a dividend only:
(a)
when the Bank is in compliance with the requirements of this Capital Directive and its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend; and

(b)	when the Bank is in compliance with applicable laws and regulations, including 12 U.S.C. §§ 56, 59 and 60, and 12 C.F.R. Part 5; and
(c)	following the prior written determination of no supervisory objection by the Director.

(6)           The Capital Plan and analysis required by Paragraph (2) of this Article shall be submitted to the Director for a prior written determination of no supervisory objection.
(7)           Within five (5) days of the Bank’s receipt of such determination, the Board shall adopt, approve and implement the Capital Plan.  Thereafter, the Bank (subject to Board review and ongoing monitoring) shall implement and ensure adherence to the Capital Plan.
(8)           The Board shall review and update the Bank's Capital Plan at least annually and more frequently if necessary or if requested by the Director.  Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.  Within five (5) days of the Bank’s receipt of such determination, the Board shall adopt, approve and implement the Revised Capital Plan.  Thereafter, the Bank (subject to Board review and ongoing monitoring) shall implement and ensure adherence to the Revised Capital Plan.

ARTICLE III

GENERAL PROVISIONS

(1)           This Capital Directive and the approved Capital Plan constitute a final order under 12 U.S.C. § 3907 and are enforceable under 12 U.S.C. § 1818(i).
(2)           Except as otherwise provided herein, any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Capital Directive to be made upon, given or furnished to, delivered to, or filed with the OCC shall be in writing and sent by reputable overnight courier or hand delivery via messenger addressed as follows:
Director
Special Supervision Division
Comptroller of the Currency
250 E Street, S.W.
Washington, D.C. 20219

(3)           If any provision in this Capital Directive is ruled to be invalid, illegal or unenforceable by the decision of any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby unless the OCC, in its sole discretion, determines otherwise in writing.
(4)           Each provision of this Capital Directive shall be binding upon the Bank, its directors, officers, employees, agents, successors, assigns, and other persons participating in the affairs of the Bank.
(5)           It is expressly and clearly understood that if, at any time, the OCC deems it appropriate in fulfilling the responsibilities placed upon it by the several laws of the United States of America to undertake any action affecting the Bank, or any institution-affiliated party of the Bank, nothing in this Capital Directive shall in any way inhibit, estop, bar or otherwise prevent the OCC from so doing.
(6)           If the Bank determines that: (i) it is unable to comply with any provision of this Capital Directive; (ii) compliance with any provision of this Capital Directive will cause undue hardship to the Bank; or (iii) the Bank requires an extension of any timeframe within this Capital Directive, the Bank shall submit a written request to the Director asking for relief. Any written request submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that supports the Bank’s request. All such requests shall be accompanied by relevant supporting documentation, together with a copy of a Board Resolution authorizing the request.  The Director’s written decision pertaining to the request is final.
(7)           The provisions of this Capital Directive are effective upon issuance of this Capital Directive by the OCC, through the Director whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Capital Directive shall have been amended, suspended, waived, or terminated in writing by the OCC.  This Capital Directive is effective as of the date indicated below.

IT IS SO ORDERED, this 12 day of August, 2010.

/s/ Henry Fleming
Henry Fleming
Director for Special Supervision